Exhibit 5.1


                                 June 21, 1999




WESCO International, Inc.
Commerce Court
Suite 700
Four Station Square
Pittsburgh, PA  15219

Ladies and Gentlemen:

      We are counsel to WESCO International, Inc. (the "Company") and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 3,462,798 shares of the Company's common stock, par value $0.01 per share (the "Shares"), which are to be issued from time to time to certain employees of the Company and its affiliates in connection with the WESCO International, Inc. 1998 Stock Option Plan (the "Plan").

      We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plan and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

      Based on the foregoing, we am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          /s/ Kirkpatrick & Lockhart LLP